Exhibit 99.1

News Release

Contacts:

Stephen W. Ensign

Chairman, President and CEO

New Hampshire Thrift Bancshares, Inc.

(603) 863-0886

FOR IMMEDIATE RELEASE

June 1, 2007

NEW HAMPSHIRE THRIFT BANCSHARES, INC. COMPLETES ACQUISITION OF

FIRST BRANDON FINANCIAL CORPORATION

Newport, NH, June 1, 2007 — New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB) (“NHTB”) announced that it completed its acquisition of First Brandon Financial Corporation (Pink Sheets: FBDN.pk) (“FBFC”) today, effecting NHTB’s initial entry into Vermont. Shareholders of both NHTB and FBFC approved the acquisition. Lake Sunapee Bank, fsb, NHTB’s subsidiary bank, and First Brandon National Bank, FBFC’s subsidiary bank, received the required regulatory approvals in May.

The combined company has total assets of approximately $761 million and a network of 24 branches serving customers in Grafton, Hillsborough, Sullivan and Merrimack Counties, New Hampshire and in Addison and Rutland Counties, Vermont. The Vermont branches of the former First Brandon National Bank will be operated under the name “First Brandon Bank, a division of Lake Sunapee Bank, fsb.” NHTB will issue approximately 1.07 million shares of its common stock and pay approximately $4.4 million in cash to FBFC shareholders in the transaction.

In commenting on the merger, Stephen W. Ensign, NHTB’s Chairman, President and CEO, said “We are excited at this combination of two great community banks and want to extend a warm welcome to the customers, employees and shareholders of First Brandon. This expansion into the Vermont market is an excellent growth opportunity for us.”

Under the terms of the merger agreement, 80% of the FBFC common stock will be converted into NHTB common stock and the remaining 20% will be converted into cash. Each FBFC shareholder had the option to elect to receive 2.67 shares of NHTB common stock, $44.01 in cash, or a combination of NHTB common stock and cash for each FBFC share of common stock owned, subject to proration and allocation procedures under the merger agreement, to ensure that in the aggregate 80% of the FBFC shares will be converted into NHTB common stock and 20% will be converted into cash. The deadline for the return of the election materials mailed to FBFC shareholders was June 1, 2007.

About NHTB. Through its wholly-owned subsidiary Lake Sunapee Bank, fsb, a federal stock savings bank, New Hampshire Thrift Bancshares, Inc. provides financial services to its principal market areas of central and western New Hampshire. At March 31, 2007, NHTB had total assets of approximately $654.6 million and deposits of approximately $470.0 million.

On April 16, 2007, NHTB announced that it had entered into a definitive agreement to acquire First Community Bank, Woodstock, Vermont, for approximately $15.5 million in cash and stock. First Community Bank will merge with and into NHTB’s subsidiary bank, Lake Sunapee Bank, fsb. Following NHTB’s completed acquisition of First Brandon, the acquisition of First Community Bank will create a combined company with approximately $865.5 million in assets and 29 branches in New Hampshire and Vermont.

This press release does not constitute an offer of securities. NHTB and First Community Bank will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (“SEC”). Shareholders of First Community Bank are urged to read the registration statement, the proxy statement/prospectus and all other documents which will be filed with the SEC, and any amendments or supplements to those documents, because they will contain important information which you should consider before making any decision regarding the merger. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about NHTB and First Community, at the SEC’s web site, http://www.sec.gov, and at NHTB’s web site, http://www.lakesunbank.com.

Copies of the proxy statement/prospectus can be obtained without charge, when available, by directing a request to New Hampshire Thrift Bancshares, Inc., 9 Main Street, PO Box 9, Newport, NH 03773 or to First Community Bank, 1 Bond Street, Woodstock, Vermont 05091.

First Community Bank and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of First Community Bank in connection with the merger. Information about the directors and executive officers of First Community Bank and their ownership of First Community Bank common stock, and the interests of such participants, may be obtained by reading the proxy statement/prospectus when it becomes available.

Statements included in this press release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the benefits of the transaction and the companies’ anticipations with respect to the combined company. NHTB and First Community Bank wish to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. These statements are based on the current beliefs and expectations of management, and are subject to certain risks and uncertainties, including among others: (1) NHTB may fail to successfully integrate the two companies’ business, or to integrate them in a timely manner; (2) NHTB may fail to achieve anticipated cost savings, or to achieve savings in a timely manner; (3) costs, customer loss and business disruption in connection with the acquisition or the integration of our companies may be greater than expected; (4) NHTB and First Community Bank may fail to obtain governmental approvals without adverse regulatory conditions; and (5) First Community Bank may fail to obtain required shareholder approval. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the documents filed by NHTB with the SEC from time to time. Particular attention should be paid to Item 1A, “Risk Factors” in NHTB’s Form 10-K for its fiscal year ended December 31, 2006. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.